Exhibit 10.07.1
March 2008
FIRST AMENDMENT TO THE
CSK AUTO CORPORATION
1996 EXECUTIVE STOCK OPTION PLAN
     Pursuant to Section 14 of the CSK Auto Corporation 1996 Executive Stock Option Plan (the “Plan”), the Plan is hereby amended as follows, effective as of March 31, 2008:
     1. The third paragraph of Section 7 of the Plan is hereby amended to add the following new sentence to the end thereof:
     “Notwithstanding anything to the contrary in this Plan or any Contract, from and after the date of a Triggering Sale, each optionee shall be permitted to pay the exercise price of an option by delivery of a properly executed notice instructing the Company to withhold shares of Common Stock otherwise deliverable upon exercise of the option having an aggregate fair market value on the date of exercise (determined in accordance with Paragraph 5) equal to the aggregate exercise price of all options being exercised.”
     2. Section 8 of the Plan is hereby amended to add the following new paragraph to the end thereof:
     “Notwithstanding anything to the contrary in this Plan or any Contract, any optionee whose Relationship ceases because such optionee’s Relationship terminates for any reason (other than a termination for cause) within one (1) year following a Triggering Sale (as defined in Section 13 below) may exercise such option, at any time during the one (1) year following the date of such termination (or if earlier, until the expiration of the option term), but not thereafter (and the above restrictions on exercisability after working for a competitor shall not apply).”
     3. Section 13(a) of the Plan is hereby deleted in its entirety and replaced with the following:
     “a) In the event that, at any time during the term of an option, there shall be (i) a merger, sale of shares of capital stock by one or more stockholders, or similar transaction, which results in shares of capital stock having an aggregate of 80% of the voting power of all outstanding shares of capital stock being owned, directly or indirectly, by one or more related persons, or (ii) the sale of 80% or more of the Company’s assets in any one transaction or series of related transactions, in either case to parties which at the time of such sales were not stockholders or affiliates of any stockholder of the Company (collectively, “Sales” and the final such sale being the “Triggering Sale”), the portion of such option which remains unvested at the time of the Triggering Sale shall vest upon the occurrence of the Triggering Sale.”
     4. Section 16 of the Plan is hereby amended to add the following new sentence to the end thereof:
     “Notwithstanding anything to the contrary in this Plan or any Contract, from and after the date of a Triggering Sale, each optionee shall be permitted to pay any withholding tax obligation incurred by reason of the grant or exercise of an option or the disposition of the underlying shares of Common Stock by delivery of a properly executed notice instructing the Company to withhold shares of Common Stock otherwise deliverable upon exercise of the option having an aggregate fair market value on the date of exercise (determined in accordance with Paragraph 5) equal to the amount of any such obligation.”
     5. Except as provided for above, the provisions of the Plan shall remain in full force and effect.